Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	December 15, 2016 Contact: West Gotcher, Investor Relations 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Emerges from Bankruptcy, to Relist on the New York Stock Exchange and Resume Trading Under Ticker “KEG”

•	Company exits restructuring with stronger balance sheet, sees improving demand for services

•	Platinum Equity, Key’s controlling shareholder upon emergence, views Key as platform for growth and consolidation

HOUSTON, December 15, 2016 /PRNewswire/ — Key Energy Services, Inc. (“Key” or the “Company”) (NYSE: KEG).

As previously announced, on October 24, 2016, the Company and certain of its domestic subsidiaries (collectively, the “Filing Subsidiaries” and, together with the Company, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to the terms of a plan support agreement, dated August 24, 2016, by and among the Debtors and certain of their lenders and noteholders, that contemplated the reorganization of the Debtors pursuant to a prepackaged plan of reorganization (the “Plan”). The Debtors obtained joint administration of their chapter 11 cases under the caption In re: Key Energy Services, Inc, et al., Case No. 16-12306. The Filing Subsidiaries in these chapter 11 cases were Misr Key Energy Investments, LLC, Key Energy Services, LLC, and Misr Key Energy Services, LLC.

On December 15, 2016 the Company emerged from bankruptcy, having satisfied all unwaived conditions to effectiveness set forth in the Plan. The reorganized Company received approval to list its new common stock on the New York Stock Exchange in conjunction with its emergence, and trading in its common stock is expected to commence on December 16, 2016, under the ticker symbol “KEG”.

Platinum Equity, a Los Angeles-based global investment firm with a unique focus on operations and extensive experience helping businesses in transition, previously held a majority of Key’s senior notes and is now the Company’s largest shareholder.

Approximately $694 million of the Company’s long-term debt has been eliminated in the reorganization along with more than $45.6 million of annual interest expense going forward. The table below summarizes Key’s capital structure as of September 30, 2016 on a historical basis and on a pro forma basis after giving effect to the reorganization.

	As of September 30, 2016
Face Value Capitalization ($MM)	Actual	Recognition Adjustments	Pro Forma

Cash & Cash Equivalents	$57	$32	$89
Restricted Cash	19	—	19
Segregated Cash*	—	10	10

Total Cash	$76	$42	$118

Term Loan Facility due 2020	289	(39)	250
6.75% Senior Notes due 2021	675	(675)	—
Debt issuance costs and unamortized premium (discount) on debt, net	(20)	20	—

Total Debt	$944	$(694)	$250

Primary Rights Offering	—	85	85
Rights Offering Liquidity Shares	—	24	24
Stockholders’ Equity (from conversion in bankruptcy)	(163)	313	150

Total Stockholders’ Equity	$(163)	$422	$259

Borrowing Base	$60	$—	$60
Less: Borrowings	—	—	—
Less: Letters of Credit	39	—	39
Plus: Cash	57	32	89

Total Liquidity	$78	$32	$110

*	Segregated cash is to pay restructuring professionals.

As previously disclosed, holders of Key common stock are entitled to receive 5.0% of the new common stock of the reorganized Company and the remaining 95.0% of the new common stock of the reorganized Company is being allocated to the Company’s noteholders, each calculated prior to issuance of common stock in the Rights Offering and subject to dilution by new common shares reserved for issuance pursuant to the management incentive program (the “MIP”), and warrants issued to certain existing equity holders pursuant to the Plan (the “New Warrants”). In addition, certain qualified pre-petition holders of Key common stock received rights to participate in up to 5% of the Rights Offering, and certain pre-petition debt holders in the Company received rights to participate in up to 95% of the Rights Offering. On emergence, the Company expects to have approximately 20.1 million new common shares outstanding before dilution from the MIP and the New Warrants. The table below summarizes the new ownership structure of Key.

Pro Forma Ownership Summary

	Shares Excluding	%	Including MIP,	%
Holder	MIP & Warrants	Ownership	Excluding Warrants	Ownership
New Shares Issued to Senior Note Holders	18,746,635	93.3%	18,746,635	83.1%
New Shares Issued to Equity Holders(1)	1,338,266	6.7%	1,338,266	5.9%
New Shares Reserved under MIP(2)	—	—	2,482,403	11.0%
New Warrants Issued to Existing Equity Holders(3)	—	—	—	—

Total	20,084,901	100.0%	22,567,304	100.0%

Note: Final share allocations may vary slightly from the amounts seen above due to rounding.

(1)	Includes Primary Rights Offering and Incremental Liquidity Shares
(2)	Shares underlying the MIP consist of RSUs and stock options (to be awarded based on time and/or performance and vesting ratably over 4 years) and restricted stock (to be awarded to directors and vesting one year after the date of grant).
(3)	The 4-Year Warrants are exercisable for 919,090 shares in the aggregate at a strike price of $43.52 per share and the 5-Year Warrants are exercisable for 919,090 shares in the aggregate at a strike price of $54.40 per share.

Robert Drummond, Key’s President and Chief Executive Officer, commented, “We could not be more pleased to be emerging from our bankruptcy process in such an expeditious fashion and to concurrently re-list Key’s new common shares on the New York Stock Exchange. I am greatly appreciative of our supporting creditors and our dedicated employees who have showed tremendous commitment during this period. Platinum Equity has also been a strong partner in driving the restructuring process, and the firm’s M&A and operations capabilities will be instrumental in executing our long-term strategic plan. We worked closely with our customers throughout the process and actually managed to improve our service quality while delivering the best safety performance in our history. I want to especially thank all of our customers for their loyalty and let them know that we are already adding skilled employees to meet their growing demand.”

Platinum Equity partner and newly-appointed Key board member Jacob Kotzubei said he is excited about Key’s position today and its prospects for growth.

“Key Energy is a market leader in North American production services and stands today as a stable, well-capitalized business with a great future,” said Mr. Kotzubei. “The Company is an ideal platform to grow organically and through prospective add-on acquisitions. We look forward to working with Robert and the management team to capitalize on the opportunities ahead.”

Details of the restructuring and debt agreements can be found in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2016.

Key was represented in its restructuring by Sidley Austin LLP. Sullivan & Cromwell LLP represented Platinum Equity as well as certain other holders of Key’s pre-petition senior notes, who were also represented by Cleary Gottlieb Steen & Hamilton LLP.

Cautionary Note regarding Forward-Looking Statements

This press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; industry capacity; increased labor costs or unavailability of skilled workers; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; the economic, political and social instability and risks of doing business in certain foreign countries; significant costs and potential liabilities resulting from compliance with applicable laws; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers; Key’s ability to incur debt or long- term lease obligations; Key’s ability to implement technological developments and enhancements; significant costs and liabilities resulting from environmental, health and safety laws and regulations, including those relating to hydraulic fracturing; severe weather impacts on Key’s business; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; the loss of one or more of Key’s larger customers; the impact of compliance with climate change legislation or initiatives; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to achieve the benefits expected from acquisition and disposition transactions; Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the SEC and in Article XI of the Disclosure Statement.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Russia.

Contact:

West Gotcher, Investor Relations

713-757-5539